AGREEMENT

for

TRANSFER AGENCY SERVICES

THIS AGREEMENT made as of the 27th day of January, 2017, by and between Edward Jones Money Market Fund, having its principal office and place of business at 12555 Manchester Road, St. Louis, Missouri 63131-3729 (the “Fund”), and Edward D. Jones & Co., L.P. a Missouri limited partnership, having its principal office and place of business at 12555 Manchester Road, St. Louis, Missouri 63131-3729 (the “Company”).

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), with authorized and issued shares of beneficial interest (“Shares”);

WHEREAS, the Fund desires to appoint the Company as its transfer agent and dividend disbursing agent to provide it with transfer agency services (as herein defined) and agent in connection with certain other activities, and the Company desires to accept such appointment;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1. Terms of Appointment.

Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints the Company to act as, and the Company agrees to act as, transfer agent and dividend disbursing agent for the Fund's Shares, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund (the “Shareholder(s)”), including without limitation any periodic investment plan or periodic withdrawal program.

Article 2. Duties of the Company.

The Company shall perform, or cause to be performed, the following services in accordance with Proper Instructions (hereinafter defined) as may be provided from time to time by the Fund:

A. Purchases

(1)       The Company shall receive orders and payment for the purchase of Shares and promptly deliver payment and appropriate documentation therefore to the custodian of the Fund, (the “Custodian”). The Company shall notify the Fund and the Custodian on a daily basis of the total amount of orders and payments so delivered.

(2)       Pursuant to purchase orders and in accordance with the Fund's current Prospectus, the Company shall compute and issue the appropriate number of Shares of the Fund and/or Class and hold such Shares in the appropriate Shareholder accounts.

(3)       In the event that any check or other order for the purchase of Shares of the Fund and/or Class is returned unpaid for any reason, the Company shall debit the Share account of the Shareholder by the number of Shares that had been credited to its account upon receipt of the check or other order and notify the shareholder. In the event that the amount paid for such Shares exceeds the proceeds of the redemption of such Shares plus the amount of any dividends paid with respect to such Shares, the Fund and/or Class or its distributor will reimburse the Company on the amount of such excess.

B. Distribution

(1)       Upon notification by the Fund of the declaration of any distribution to Shareholders, the Company shall act as the dividend disbursing agent for the Fund in accordance with the provisions of its governing document and the then-current Prospectus of the Fund. The Company shall prepare and mail or credit income, capital gain, or any other payments to Shareholders. As the dividend disbursing agent, the Company shall, on or before the payment date of any such distribution, notify the Custodian of the estimated amount required to pay any portion of said distribution which is payable in cash and request that the Custodian make available sufficient funds for the cash amount to be paid out. The Company shall reconcile the amounts so requested and the amounts actually received with the Custodian on a daily basis. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits shall be made to the Shareholder's account; and

(2)       The Company shall maintain records of account for the Fund and Class and advise the Fund, the Class and its Shareholders as to the foregoing.

C. Redemptions and Transfers

(1)       The Company shall receive redemption requests and redemption directions and, if such redemption requests comply with the procedures as may be described in the Fund’s Prospectus or set forth in Proper Instructions, deliver the appropriate instructions therefor to the Custodian. The Company shall notify the Fund on a daily basis of the total amount of redemption requests processed and monies paid to the Company by the Custodian for redemptions.

(2)       Upon receiving redemption proceeds from the Custodian with respect to any redemption, the Company shall pay or cause to be paid the redemption proceeds in the manner instructed by the redeeming Shareholders, pursuant to procedures described in the then-current Prospectus of the Fund.

(3)       The Company shall effect transfers of Shares by the registered owners thereof.

(4)       The Company shall identify and process abandoned accounts for state escheatment requirements on an annual basis and report such actions to the Fund.

D. Recordkeeping

(1)       The Company shall record the issuance of Shares of the Fund, and/or Class, and maintain pursuant to applicable rules of the U.S. Securities and Exchange Commission (“SEC”) a record of the total number of Shares of the Fund and/or Class which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Company shall also provide the Fund on a regular basis or upon reasonable request with the total number of Shares which are authorized, issued and outstanding, but shall have no obligation when recording the issuance of Shares, except as otherwise set forth herein, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(2)       The Company shall establish and maintain records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder and the applicable rules of the SEC. These records should include a record for each Shareholder's account of the following:

(a)       Name, address and tax identification number (and whether such number has been certified);

(b)       Number of Shares held;

(c)       Historical information regarding the account, including dividends paid and date and price for all transactions;

(d)       Any freeze, stop-transfer or restraining order placed against the account;

(e)       Information with respect to withholding in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

(f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

(g)       Any information required in order for the Company to perform the calculations contemplated or required by this Agreement.

(3)       The Company shall preserve any records required to be maintained pursuant to the rules of the SEC for the periods prescribed in said rules, including Rule 17Ad-7 under the 1934 Act (the “Required Records”). Such Required Record retention shall be at the expense of the Company, and such Required Records may be inspected by the Fund at reasonable times.

(4)       The Company may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Company's files, records and documents created and maintained by the Company pursuant to this Agreement, which: (i) are no longer needed by the Company in the performance of its services or for its protection, and (ii) are no longer required to maintained as a Required Record.

(5)       The Company agrees that any such records prepared or maintained by Company relating to the services to be performed by the Company hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such laws applicable to the Fund, including without limitation, Section 31 of the 1940 Act, and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

E. Confirmations/Reports

(1)       The Company shall make available upon request the following information:

(a)       A copy of the transaction register;

(b) Dividend and reinvestment blotters;

(c) The total number of Shares issued and outstanding in each state for “blue sky” purposes as determined according to Proper Instructions delivered from time to time by the Fund to the Company;

(d) Shareholder lists and statistical information; and

(e) Such other information as may be agreed upon from time to time.

(2)       The Company shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

(3)       In addition to and not in lieu of the services set forth above, the Company shall:

(a)       Perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts), preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, , preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and

(b)       provide a system which will enable the Fund to monitor the total number of Shares of the Fund and/or Class sold in each state (“blue sky reporting”). The Fund shall by Proper Instructions (i) identify to the Company those transactions and assets to be treated as exempt from the blue sky reporting for each state and (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Company for the Fund's and/or Class's state blue sky registration status is limited solely to the recording of the initial classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Fund as provided above.

F. Other Duties

(1)       The Company shall answer correspondence from Shareholders relating to their Share accounts and such other correspondence as may from time to time be addressed to the Company in accordance with all applicable laws, including Rule 17Ad-5 of the 1934 Act;

(2)       The Company shall prepare Shareholder meeting lists for the Fund in connection with proxies and Shareholder meetings;

(3)       The Company shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act;

(4)        The Company shall require proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of shareholder accounts, transfers, redemptions and other shareholder account transactions, all in conformance with the Company’s established procedures pursuant to Rule 17Ad-15 under the 1934 Act.

The foregoing, along with any additional services that the Company shall agree in writing to perform for the Fund under this Article Two, shall hereafter be referred to as “Transfer Agency Services.” The Company is obligated to operate in accordance with all applicable laws in the performance of its Transfer Agency Services. As such, the Company shall maintain policies and procedures relating to the Transfer Agency Services it provides to the Fund that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in the 1940 Act) and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to discharge its responsibilities effectively.

Article 3. Duties of the Fund.

A. Compliance

The Fund shall assume full responsibility for the preparation, contents and distribution of their own and/or their Classes' Prospectus and for complying with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.

B. Distributions

The Fund shall promptly inform the Company of the declaration of any dividend or distribution on account of any Fund Shares.

Article 4. Compensation and Expenses.

A. Annual Fee

For performance by the Company pursuant to this Agreement, the Fund agrees to pay the Company an annual maintenance fee for each Shareholder account as set forth in Schedule A hereto, and as may be added to or amended from time to time in writing by the Fund and the Company. Pursuant to information in the Fund Prospectus or other information or instructions from the Fund, the Company may sub-divide the Fund into Classes or other sub-components for recordkeeping purposes.

B. Reimbursements

In addition to the fee paid under Article 4A above, the Fund agrees to reimburse the Company for out-of-pocket expenses or advances incurred by the Company for the items agreed upon between the parties, as may be added to or amended from time to time. In addition, any other expenses incurred by the Company at the request or with the consent of the Fund, will be reimbursed by the Fund.

C. Payment

The compensation and out-of-pocket expenses shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Class.

D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Fund and a duly authorized officer of the Company.

Article 5. Proper Instructions.

As used throughout this Agreement, a “Proper Instruction” means a writing signed or initialed by one or more person or persons as the Board of Trustees of the Fund (the “Board”) shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Fund, and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include electronic communications, such as email, if the Company is satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.

Article 6. Assignment.

Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 7. Documents.

A. In connection with the appointment of the Company under this Agreement, the Fund shall file with the Company the following documents:

(1)       A copy of the Charter and By-Laws of the Fund and all amendments thereto;

(2)       A copy of the resolution of the Board authorizing this Agreement; and

(3)        A copy of the current Prospectus for the Fund.

B. The Fund will also furnish from time to time the following documents:

(1)       The resolution of the Board authorizing the original issuance of the Fund's, and/or Class's Shares;

(2)       The Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of the Fund, and/or any Class;

(3)       A certified copy of each amendment to the governing document and the By-Laws of the Fund;

(4)       Certified copies of each vote of the Board authorizing officers to give Proper Instructions to the Custodian and agents for fund accounting, custody services procurement, and Shareholder recordkeeping or transfer agency services;

(5)       Such other certifications, documents or opinions which the Company may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

(6)       Revisions to the Fund's Prospectus.

C. The Company will provide copies of all insurance policies related to carrying out the duties of the Company, and amendments thereto, all internal reviews performed on the transfer agency and notification/copies of regulatory inspections/correspondence and will furnish annually the following documents:

(1)       its annual filing with the SEC on Form TA-2, and/or any other annual, quarterly or periodic filings or reports that may be required by the SEC, and, to the extent performed in any given year, a report completed by independent public accountants in conformance with Statement on Standards for Attestation Engagements #16;

(2)       the Annual Study and Evaluation of Internal Accounting Control required under Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

(3)       its audited financial statements.

Article 8. Representations and Warranties.

A. Representations and Warranties of the Company

The Company represents and warrants to the Fund that:

(1)       it is a limited partnership duly organized and existing and in good standing under the laws of the State of Missouri;

(2)       it is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification, and in the State of Missouri;

(3)       it is empowered under applicable laws and by its Partnership Agreement and By-Laws to enter into and perform this Agreement;

(4)       it is registered as a transfer agent to the extent required under the 1934 Act.

(5)       all requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

(6)       it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(7)       it shall maintain appropriate insurance coverage in commercially reasonable amounts insuring against such risks as are appropriate in light of its obligations hereunder. No provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund or the Company or other insured parties which would otherwise be a covered claim in the absence of any provision of this Agreement;

(8)       it is in compliance with SEC regulations and is not subject to restrictions under Rule 17Ad-3, as amended, adopted under the 1934 Act; and

(9)       copies of the Company’s Rule 17Ad-13 reports will be provided to the Fund annually as and to the extent required under Rule 17Ad-13 under the 1934 Act.

B. Representations and Warranties of the Fund

The Fund represents and warrants to the Company that:

(1)       It is an investment company duly organized and existing and in good standing under the laws of its state of organization;

(2)       It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform its obligations under this Agreement;

(3)       All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement;

(4)       The Fund is an open-end investment company registered under the 1940 Act; and

(5)       A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

Article 9. Standard of Care and Indemnification.

A. Standard of Care

The Company shall be held to a standard of good faith and to exercise commercially reasonable care and diligence in carrying out the provisions of this Agreement. The advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice, provided that such action is not in violation of applicable federal or state laws or regulations, and is in good faith and without negligence.

B. Indemnification by Fund

The Company shall not be responsible for and the Fund shall indemnify and hold the Company, including its officers, directors, Shareholders and their agents, employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

(1)       The acts or omissions of any Custodian, adviser, sub-adviser or other party contracted by or approved by the Fund,

(2)       The reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which:

(a)        are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Fund, its Shareholders or investors regarding the purchase, redemption or transfer of Shares and Shareholder account information;

(b)        are received by the Company from independent pricing services or sources for use in valuing the assets of the Fund;

(c)        are received by the Company or its agents or subcontractors from advisers, sub-advisers or other third parties contracted by or approved by the Fund for use in the performance of services under this Agreement; or

(d)        have been prepared and/or maintained by the Fund or its affiliates or any other person or firm on behalf of the Fund.

(3)       The reliance on, or the carrying out by the Company or its agents or subcontractors of Proper Instructions of the Fund.

(4) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, except to the extent that the Company fails to properly execute its duties to report shares sold.

The Company, however, shall not be protected by this Article 9.B. from liability for any act or omission resulting from the Company's willful misfeasance, material breach, bad faith, negligence or reckless disregard of its duties or failure to meet the standard of care set forth in 9.A. above.

C. Indemnification by Company

The Fund shall not be responsible for and the Company shall indemnify and hold the Fund, including its officers, directors, Shareholders and their agents, employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to the Company's willful misfeasance, material breach, bad faith, negligence or reckless disregard of its duties or failure to meet the standard of care set forth in 9.A. above.

D. Reliance

At any time the Company may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable federal or state laws or regulations.

E. Notification

In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 10. Term and Termination of Agreement.

The Agreement can be terminated by either party upon ninety days’ notice. In the event, however, of willful misfeasance, material breach, bad faith, negligence or reckless disregard of its duties by the Company, the Fund has the right to terminate the Agreement upon 60 days' written notice, if the Company has not cured such willful misfeasance, material breach, bad faith, negligence or reckless disregard of its duties within 60 days. Investment companies that merge or dissolve during the Term shall cease to be a party on the effective date of such merger or dissolution.

Should the Fund exercise its rights to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Fund. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination. The provisions of Article 9 shall survive the termination of this Agreement.

Article 11. Confidential Information.

The Company agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld, conditioned or delayed and may not be withheld, conditioned or delayed where the Company may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities approved by the Fund, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of the Company or any of its employees, agents or representatives, and information that was already in the possession of the Company prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, the Company will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In addition, the Company will comply with any other limitations or restrictions on disclosure of portfolio holdings or other information of the Fund set forth in the Fund's Prospectus and Statement of Additional Information. In this regard, the Company shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its Shareholders.

Article 12. Inspection of Records.

Upon the request of the Fund or its representatives, the Company shall provide copies of all records relating to the Fund as may reasonably be requested to enable the Fund or its representatives to (i) respond to the directors/trustees requests for information; (ii) monitor and review the services provided under this agreement; or (iii) comply with any request of a governmental body or self-regulatory organization. The Company agrees that it will provide the Fund or its representatives assurance from an independent auditor, upon request, that the fees are being charged in accordance with this agreement. The Company will provide the Fund or its representatives with access to the books and records in its possession relating to the Shareholder accounts upon reasonable notice during normal business hours.

Article 13. Anti-Money Laundering Program.

A.       The Fund hereby delegates to the Company, and the Company hereby accepts, responsibility to perform certain services in connection with the Fund's Anti-Money Laundering Program (the "Fund AML Program"), as further set out in the Fund AML Program, including provisions relating to: (i) customer identification program, (ii) suspicious activity monitoring and reporting; (iii) cash transaction reporting; (iv) recordkeeping; and (v) employee training (as it relates to the Company employees) (collectively, the "AML Services"). The Company agrees to cooperate with the Fund's AML Compliance Officer in the performance of the AML Services as set forth in the Fund AML Program.

B. The Company represents and warrants that:

(1)        The Company undertakes to perform all delegated responsibilities under the Fund AML Program; and

(2)       The Company has adopted and will maintain a written anti-money laundering program ("Company AML Program") that includes policies and procedures that enable it to perform its responsibilities under this Agreement.

C. The Fund represents and warrants that the Fund will promptly provide the Company any amendment(s) to the Fund AML Program, which will be subject to the terms of this Agreement, upon delivery to the Company.

D. The Company:

(1)        agrees to provide, upon request by federal examiners, information and records maintained by the Company relating to the Company's AML Program, which includes accounts participating in the Fund;

(2)       agrees to provide, upon request by the Fund, information and records maintained by the Company relating to the AML Services and the Company AML Program as it applies to the AML Services;

(3)        agrees to cooperate with the Fund's AML Compliance Officer with respect to any request for information by the Financial Crimes Enforcement Network pursuant to the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder; and

(4)       consents to the inspection of the Company by federal examiners for purposes of the Fund's AML Program.

E. The Company agrees to furnish to the Fund the following:

(1)       a copy of the Company AML Program as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

(2)       upon reasonable request of the Fund’s AML Compliance Officer and in any event, no less frequently than annually, a report on the Company AML Program that includes a certification to the Fund concerning the Company's implementation of, and ongoing compliance with, the Company AML Program and a summary of any audit report prepared with respect to the Company AML Program as it pertains to the AML Services;

(3)       interim reports with respect to any material issues that arise with respect to the AML Services or the Company AML Program as they relate to the Fund; and

(4)       periodic reports concerning the Company's compliance with the Company AML Program and/or the AML Services at such times as may be reasonably requested by the Board or AML Compliance Officer.

Article 14. Amendment.

This Agreement may be amended or modified by a written agreement executed by both parties.

Article 15. Interpretive and Additional Provisions.

In connection with the operation of this Agreement, the Company and the Fund may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Charter. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 16. Governing Law.

This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Missouri.

Article 17. Notices.

Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to the Fund at 12555 Manchester Road, St. Louis, Missouri 63131-3729, or to the Company at 12555 Manchester Road, St. Louis, Missouri 63131-3729, or to such other address as the Fund or the Company may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 18. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

Article 19. Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 20. Successor Agent.

If a successor agent for the Fund shall be appointed by the Fund, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Fund held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $200,000,000, all properties held by the Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.

Article 21. Severability.

In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

Article 22. Limitations of Liability of Trustees and Shareholders of the Fund.

The execution and delivery of this Agreement have been authorized by the Board of the Fund and signed by an authorized officer of the Fund, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any member of the Board or Shareholders of the Fund, but bind only the property of the Fund, or Class, as provided in the Declaration of Trust.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

EDWARD JONES MONEY MARKET FUND

By: /s/ Ryan Robson

Name: Ryan Robson

Title: President

EDWARD D. JONES & CO., L.P.

(by its General Partner, EDJ Holding Company, Inc.)

By: /s/ Kevin D. Bastien

Name: Kevin D. Bastien

Title: Treasurer

Schedule A

Fee Schedule

Annual $12 fee per account with balance, and annual $1.20 fee per zero balance account, both to be billed on a monthly basis.